                                                                    Exhibit 10.9


                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement"), made this __27__ day of January, 2004, to be effective as of July 26, 2003, is by and between Technical Olympic USA, Inc., a Delaware corporation, and Antonio B. Mon, an individual (hereinafter called "Executive").

                                   BACKGROUND

         Company and Executive previously entered into that certain Employment Agreement dated April 5, 2002 (the "Prior Agreement"). In connection with certain corporate financing activities to be conducted by Company and a result of certain other changes affecting Executive, Executive has agreed to extend the term of his employment pursuant to the Prior Agreement by an additional two (2) years so long as Company agrees to make certain other changes to the Prior Agreement. Company and Executive have agreed to amend and restate the Prior Agreement to set forth the parties rights and obligations regarding Executive's employment with the Company as and after the date hereof.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the facts, mutual promises and covenants contained herein and intending to be legally bound hereby, Company and Executive agree as follows:

1. DEFINITIONS. As used herein, the following terms shall have the meanings set forth below unless the contexts otherwise require:

         "AFFILIATE" shall mean a person who, (i) with respect to any entity, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such entity; or (ii) with respect to Executive, is a parent, spouse or issue of Executive, including persons in an adopted or step relationship.

         "BASE COMPENSATION" shall have the meaning set forth in Section 5.1 hereof.

         "BOARD" shall mean the Board of Directors of Company.

         "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or bank holiday recognized in Ft. Lauderdale, Florida.

         "CAUSE" shall mean:

                  (a) conviction of, or plea of nolo contendere to, a felony or a misdemeanor involving moral turpitude;

                  (b) any act of fraud, misappropriation or personal dishonesty intended to result in substantial personal enrichment at the expense of Company or an Affiliate;

                  (c) a material violation of any express lawful direction of the Board or the Chairman of the Board or a material violation of any lawful rule, regulation, policy or plan established by the Board from time to time regarding the conduct of Company's employees and/or its business; or

                  (d) a material violation by Executive of an obligation hereunder that is demonstrably willful and deliberate on Executive's part and, if capable of being remedied, is not remedied within ten (10) Business Days (or such additional reasonable period of time if additional time is necessary to remedy) after receipt of written notice from Company.

         A "CHANGE OF CONTROL" shall mean the occurrence of any of the following events, each of which shall be determined independently of the others:

                  (a) any "Person" (as defined below) becomes a "beneficial owner" (as such term is used in Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of the stock of any member of the Consolidated Group entitled to vote in the election of directors. For purposes of this Agreement, the term "Person" is used as such term is used in Sections 13(d) and 14(d) of the Exchange Act; provided, however that the term shall not include any member of the Consolidated Group, any trustee or other fiduciary holding securities under an employee benefit plan of any member of the Consolidated Group, or any corporation owned, directly or indirectly, by the shareholders of any member of the Consolidated Group in substantially the same proportions as their ownership of stock of each member of the Consolidated Group;

                  (b) individuals who are "Continuing Directors" (as defined below) cease to constitute a majority of the members of the Board of Directors of any member of the Consolidated Group ("Continuing Directors" for this purpose being the members of the Board of Directors of any member of the Consolidated Group on the date of this Agreement, provided that any person becoming a member of the Board of Directors of any member of the Consolidated Group subsequent to such date whose election or nomination for election was supported by two-thirds (2/3) of the directors who then comprised the Continuing Directors shall be considered to be a Continuing Director);

                  (c) shareholders of any member of the Consolidated Group adopt a plan of complete or substantial (eighty-five percent (85%) or more) liquidation or an agreement providing for the distribution of all or substantially all of the assets of such member;

                  (d) any member of the Consolidated Group is party to a merger, consolidation, other form of business combination or a sale of all or substantially all (eighty-five percent (85%) or more) of its assets, unless the business of such member is continued following any such transaction by a resulting entity (which may be, but need not be, such member) and the shareholders of such member immediately prior to such transaction (the "Prior Shareholders") hold, directly or indirectly, at least two-thirds (2/3) of the voting power of the resulting entity (there being excluded from the voting power held by the Prior Shareholders, but not from the total voting power of the resulting entity, any voting power received by Affiliates of a party to the transaction (other than such member) in their capacities as shareholders of such member); provided, however, that a merger or consolidation effected to implement a recapitalization of





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such member (or similar transaction) in which no Person acquires more than ten percent (10%) of the combined voting power of such member's then outstanding securities shall not constitute a Change in Control;

                  (e) there is a Change of Control of any member of the Consolidated Group of a nature that would be required to be reported in response to item 1(a) of Current Report on Form 8-K or item 6(e) of Schedule 14A of Regulation 14A or any similar item, schedule or form under the Exchange Act, as in effect at the time of the change, whether or not such member is then subject to such reporting requirement;

                  (f) any member of the Consolidated Group is a subject of a "Rule 13e-3 transaction" as that term is defined in Exchange Act Rule 13e-3; or

                  (g) there has occurred a "change of control", as such term (or any term of like import) is defined in any of the following documents which is in effect with respect to any member of the Consolidated Group at the time in question: any note, evidence of indebtedness or agreement to lend funds to such member, any option, incentive or employee benefit plan of such member or any employment, severance, termination or similar agreement with any person who is then an employee of such member.

Notwithstanding the foregoing, if immediately after the occurrence of any event enumerated in paragraphs (a) through (g) above, Constantine Stengos and/or one or more members of the "Stengos Family" continues to Control Company (or, in the case of any merger or combination in which Company is not the surviving entity, continues to Control such successor entity), such event shall not constitute a Change of Control for purposes of this Agreement until such time as Constantine Stengos and/or one or more members of the Stengos Family ceases to Control Company or such successor entity. For purposes of this Agreement, the term "Stengos Family" shall mean Constantine Stengos, his spouse, sons, daughters, sons-in-law, daughters-in-law, and the lineal descendants of any of the foregoing.

         "CONSOLIDATED GROUP" shall mean the group of companies composed of Technical Olympic S.A. and any successor or surviving company of the foregoing entity.

         "CONTROL" shall mean (i) the power to elect the majority of the board of directors or comparable governing body of an entity, or, if there is no such body, the power to direct the management of such entity; or (ii) the direct and/or indirect beneficial ownership of fifty-one percent (51%) or more of the combined voting power of the then outstanding voting securities of such entity entitled to vote in the election of directors (or comparable governing body or management) of such entity.

         "DISABILITY" shall mean Executive's inability, for a period of six (6) consecutive months, or a cumulative period of one hundred twenty (120) Business Days out of a period of twelve (12) consecutive months, to perform the essential duties of Executive's position, even taking into account any reasonable accommodation required by law, due to a mental or physical impairment. The determination of whether Executive is suffering from a Disability shall be made by three (3) independent physicians, one chosen by a representative of Executive, one chosen by Company and one chosen by the physicians chosen by Executive and Company.





                                      -3-
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         "EMPLOYMENT COMMENCEMENT DATE" shall mean October 1, 2001.

         "EMPLOYMENT YEAR" shall mean each twelve (12) month period, or part thereof, during which Executive is employed hereunder, commencing on the Employment Commencement Date or on each anniversary of the Employment Commencement Date of any subsequent calendar year.

         "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

         "GOOD REASON" shall mean that:

                  (a) without Executive's prior written consent and in the absence of Cause, one or more of the following events occurs:

                           (i) Company removes Executive from the position of
Chief Executive Officer or a member of the Board without Executive's consent (or fails to re-elect Executive at any meeting of the Board held for the purpose of electing or re-electing officers of Company) or substantially adversely changes Executive's duties or reporting responsibility under Section 2 hereof; provided that this Subsection (i) shall not apply in the event such removal (or non re-election) is for Cause or as a result of Executive's death, Disability or Executive's resignation not based on the existence of Good Reason;

                           (ii) there is a material diminution in Executive's
authorities, duties or responsibilities normally associated with Executive's position or there are assigned to Executive duties and responsibilities materially inconsistent with those normally associated with such position;

                           (iii) any failure by Company to comply with any of
the material provisions of this Agreement;

                           (iv) any purported termination by Company of
Executive's employment other than as expressly permitted by this Agreement;

                           (v) Executive's aggregate cash compensation as
provided for in Sections 5.1 and 5.2 hereof (including, without limitation, Base Compensation, as it may be increased from time to time, or Incentive Compensation, as it may be increased from time to time), is or are decreased by Company;

                           (vi) any of Company's up front and long-term equity
compensation opportunities as provided for in Section 5.5 hereof are breached by Company;

                           (vii) Executive's benefits as provided in Section 6
hereof are, in the aggregate, reduced;

                           (viii) Company fails to obtain a written agreement
from any successor of Company to assume and perform this Agreement; and



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                           (ix) the occurrence of a "Change of Control"; and

                  (b) within sixty (60) Business Days of learning of the occurrence of any such event, and in the absence of any circumstance that constitutes Cause, Executive terminates employment with Company by written notice to the Chairman of the Board; provided, however, that the events set forth in subparagraphs (ii), (iii), (iv), (v), (vi), (vii) or (viii) shall not constitute Good Reason for purposes of this Agreement unless, within twenty (20) Business Days of Executive's learning of such event, Executive gives written notice of the event to the Chairman of the Board and Company fails to remedy such event within ten (10) Business Days (or such additional reasonable period of time if additional time is necessary to remedy) of receipt of such notice.

         "INCENTIVE COMPENSATION" shall have the meaning set forth in Section
5.2 hereof.

         "OPTION AGREEMENTS" shall mean that certain Sign On Stock Option Agreement, Front End Stock Option Agreement, and Performance Accelerated Stock Option Agreement, each of which is dated December 31, 2002, by and between Executive and Company.

         "TERMINATION PAYMENT" shall mean:

                  (a) the greater of the following: (i) three (3) times the sum of the following: (x) the highest Base Compensation paid to Executive for any Employment Year by Company pursuant to Section 5.1 during the thirty-six (36) month period preceding the termination, (y) the highest annual Incentive Compensation or annual incentive cash compensation paid to Executive for any Employment Year by Company pursuant to Section 5.2 or 5.4 during the thirty-six
(36) month period preceding the termination and (z) the fair market value of any benefits and perquisites provided to Executive pursuant to Section 6 hereof (including any payments made to Executive pursuant to Section 6.13 hereof), the value of which shall be determined by a certified public accountant jointly selected by Company and Executive; or (ii) the sum of the following: (x) the aggregate Base Compensation that would have been payable to Executive pursuant to Section 5.1 if Executive's employment continued for the remaining Term of Employment, (y) the aggregate Incentive Compensation or incentive cash compensation that would be payable to Executive pursuant to Section 5.2 or 5.4, as applicable, if Executive's employment continued for the then remaining Term of Employment, and (z) the fair market value of any benefits and perquisites provided to Executive pursuant to Section 6 hereof (including any payments made to Executive pursuant to Section 6.13 hereof), the value of which shall be determined by a certified public accountant jointly selected by Company and Executive;

                  (b) the equity grants to be granted to Executive pursuant to
Section 5.5 hereof shall become immediately vested and exercisable, or if such equity grants have not then been made by the Company, Executive shall be entitled to receive the economic equivalent of such equity grants; and

                  (c) Executive shall be entitled to receive any further benefits pursuant to the Option Agreements.

         "TERM OF EMPLOYMENT" shall have the meaning set forth in Section 3 hereof.



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2. EMPLOYMENT AND DUTIES.

         2.1. POSITION; DUTIES. Company hereby agrees to continue to employ Executive and Executive hereby agrees to continue to be employed as the Chief Executive Officer of Company and as Executive Vice-Chairman of the Board of Directors of Company. The principal duty of Executive shall continue to be to serve in such capacities and render such services as are necessary and desirable to protect and advance the best interests of Company, acting, in all instances, under the supervision of and in accordance with the policies set by the Board and by the Chairman of the Board. As Chief Executive Officer, Executive shall continue to employ and terminate key employees, subject only to policies set by and with the approval of the Chairman of the Board, and shall continue to sign agreements and otherwise commit Company, subject only to such policies and such approval, and subject to the provisions of such operating budget or budgets as may be approved from time to time by the Board or by the Chairman of the Board. As of the date of this Agreement, Constantine Stengos is the Chairman of the Board. The Chairman of the Board may be changed from time to time by the Board. Notwithstanding the foregoing, Executive shall continue to report only to and be under the supervision of Constantine Stengos during such time as he shall be Chairman of the Board (but, in the event of his unavailability, to George Stengos or Andreas Stengos).

         2.2. PERMITTED ACTIVITIES. Executive acknowledges and agrees that he is required to devote his full-time best efforts to his duties to Company hereunder. Notwithstanding the foregoing, Executive may (i) serve on those corporate, civic or charitable boards or committees set forth on Attachment A attached hereto, as the same may be amended from time to time by the Chairman of the Board and Executive; (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions; or (iii) manage personal passive investments, so long as such activities, in the aggregate, do not in the good faith opinion of the Chairman of the Board materially interfere with the performance of Executive's duties to Company in accordance with this Agreement; provided, however that Executive shall be given a reasonable period of time in which to correct such interference. Any compensation received by Executive as a result of performing any of the activities set forth in clauses (i) or (ii) of this
Section 2.2 during the Term of Employment shall be remitted by Executive to Company.

         2.3. PLACE OF EMPLOYMENT. Company has established its primary office location at 4000 Hollywood Boulevard, Suite 500-N, Hollywood, Florida. Such office shall be Executive's primary office for approximately two-thirds (2/3) of each Employment Year hereunder (to be determined on a rolling average annual basis). Executive shall be permitted to work from other locations (including from any residence owned or leased by Executive from time to time) for approximately one-third (1/3) of each Employment Year hereunder (to be determined on a rolling average annual basis). Company and Executive further acknowledge and agree that Executive may be required, in connection with the performance of his duties, to work from time to time at other locations reasonably and customarily required in connection with the business of Company.

3. TERM. Executive shall be employed by Company for a term of employment which previously commenced on the Employment Commencement Date and ends on December 31, 2008 (the "Term of Employment"). Upon termination of this Agreement, the parties agree to discuss whether a new employment agreement or a one (1) year consulting arrangement is



                                      -6-
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mutually desired at that time and, if so, shall agree upon the terms and conditions of such arrangement.

4. [intentionally omitted]

5. COMPENSATION.

         5.1. For all of the services rendered by Executive to Company, Executive shall receive base compensation in accordance with the provisions of this Section 5.1 ("Base Compensation"), payable not less than monthly in accordance with Company's regular payroll practices in effect from time to time. Beginning on October 1, 2003, Base Compensation shall be equal to $968,000 (before authorized or legally required deductions and withholdings). Base Compensation shall be reviewed periodically and may be increased at any time and from time to time; provided, however, that in no event shall such increases on an annual basis be less than the higher of (i) that percentage by which the Consumer Price Index for the Ft. Lauderdale, Florida area published by the United States government (the "Index") as of December 31 of the immediately preceding calendar year (the "Base Year") exceeds the Index as of December 31 of the calendar year immediately preceding the Base Year, or (ii) ten percent (10%). If publication of the Index is discontinued, the parties hereto shall accept comparable statistics on the cost of living for the Ft. Lauderdale, Florida area as computed and published by an agency of the United States government, or if no such agency computes and publishes such statistics, by any regularly published national financial periodical that does compute and publish such statistics.

         5.2. In addition to the foregoing compensation, Company shall pay to Executive an annual bonus ("Incentive Compensation") in accordance with the Bonus Schedule attached hereto as Attachment B, payable as follows: (i) if according to Company's annual Board approved budget Executive will be entitled to receive Incentive Compensation greater than One Million Dollars ($1,000,000) for the year to which such budget relates, Company shall pay to Executive an amount equal to (before authorized or legally required deductions and withholdings) One Million Dollars ($1,000,000), payable not less than monthly during such year in accordance with Company's regular payroll practices in effect from time to time, and (ii) the balance of any annual Incentive Compensation due Executive hereunder shall be paid to Executive within twenty
(20) Business Days after the end of such year. In addition to the foregoing, Company shall pay to Executive such additional Incentive Compensation as determined by the Board in its sole discretion. Any additional Incentive Compensation due to Executive hereunder shall be paid to Executive within twenty
(20) Business Days after the end of the applicable fiscal year. All payments of Incentive Compensation shall be subject to authorized or legally required deductions and withholdings.

         5.3. Within twenty (20) Business Days after the end of each Employment Year, the Chief Financial Officer of Company (or other officer of Company designated by the Chairman of the Board) shall furnish a signed, written statement to Executive showing the details applicable to Executive's right to receive Incentive Compensation hereunder and showing the amount, if any, which is due to Executive for such Incentive Compensation on account of the concluded Employment Year.



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         5.4. Executive shall receive such additional bonuses and adjustments to
Base Compensation, if any, as the Board determines in its sole and absolute discretion.

         5.5. Constantine Stengos, on behalf of Company, has previously issued to Executive a letter dated July 15, 2003 regarding the extension of the term of the Prior Agreement and related matters. In accordance with such letter, Company and Executive agree as follows:

                  (a) On January 1, 2007, Company shall grant to Executive the right to purchase one percent (1%) of the capital stock of the Company (to be determined on a fully-diluted basis after conversion of any then outstanding options, warrants, or similar items convertible into capital stock of the Company) outstanding as of January 1, 2007.

                  (b) On January 1, 2008, Company shall grant to Executive the right to purchase one percent (1%) of the capital stock of the Company (to be determined on a fully-diluted basis after conversion of any then outstanding options, warrants, or similar items convertible into capital stock of the Company) outstanding as of January 1, 2008.

                  (c) The grants contemplated by this Section 5.5 shall take the form of stock options, phantom stock, restricted stock, or other similar mechanisms as mutually determined by Company and Executive in consultation with Executive's legal and financial advisors, and, at a minimum, shall include terms consistent with those set forth in Attachment C. Notwithstanding the form of grant so chosen, the economic value of such grants shall be equivalent to a stock option grant with a $30.43 exercise price per share for the January 1, 2007 grant (to be adjusted, however, in the event of any dividend (stock or otherwise), stock split, or other combination or subdivision of Company's common stock after the date hereof) and $33.47 exercise price per share for the January 1, 2008 grant (to be adjusted, however, in the event of any dividend (stock or otherwise), stock split, or other combination or subdivision of Company's common stock after the date hereof) that is fully vested one year from the date of grant and is exercisable for a ten (10) year period from the date of grant.

6. FRINGE BENEFITS. As an inducement to Executive to continue employment hereunder, and in consideration of Executive's covenants under this Agreement, Executive shall continue to be entitled to the benefits set forth below throughout the Term of Employment:

         6.1 Company shall lease or purchase an automobile comparable to a Mercedes S600 for Executive's use and provide Executive with a monthly automobile allowance calculated to cover the operation, maintenance, insurance and other costs for such automobile. Executive, in his discretion, shall also be permitted to use or operate any other vehicles owned or leased by Company from time to time.

         6.2 Company has acquired a condominium located at 3200 North Ocean Boulevard, Ft. Lauderdale, Florida, for use by Executive and other employees of Company. Company shall permit Executive to use such condominium as Executive's personal residence for the days that Executive is working out of Company's Hollywood, Florida office during the Term of Employment. Company shall be responsible for any rent or mortgage payments for such condominium and shall pay for or reimburse Executive for all reasonable maintenance, utilities, repairs, association dues, taxes or any other reasonable expenses related to Executive's occupancy of such condominium. Executive shall have the option, exercisable at any time during the Term of Employment or for three (3) months after termination of Executive's employment for any reason, to acquire such residence from Company for $950,000 (Company's cost). Exercise of such option by Executive and the purchase of such residence by Executive shall terminate Company's obligations under this Section 6.2, but shall not affect Company's obligations to pay for the ongoing operation and maintenance of such residence under this Section 6.2.

         6.3 Company shall pay for or reimburse Executive for up to two (2) club memberships in the South Florida area of such kind and nature as is customary for Executive's position in such area.

         6.4 Company shall reimburse Executive at least monthly for all reasonable expenses incurred by Executive in connection with the performance of Executive's duties hereunder upon receipt of documentation therefor in accordance with Company's regular reimbursement procedures and practices in effect from time to time. In addition, Company shall pay for the air travel and related expenses of Executive's spouse, immediate family or other individual or individuals designated by Executive at such time or times as such person or persons accompany Executive on Company-related trips, when such travel by such person or persons is reasonably necessary or appropriate to such business travel and not primarily for personal purposes, or when Executive's spouse or immediate family members travel between Executive's residences (but not for more than fifteen (15) such round trip in any year). Executive and such person or persons shall be entitled to upgraded air travel (first class for all domestic air travel and business class for all international air travel) at Executive's discretion at the expense of Company.

         6.5 Subject to the provisions of Sections 6.6 and 6.7 regarding the provision of health, life and disability insurance, Executive (and Executive's spouse and dependents, where applicable) shall be eligible to participate in any 401(k) plan (or similar qualified plan) and any health, life, accident, general liability, directors' and officers' liability, or disability insurance, sick leave or other welfare benefit plans or programs made available to, and on terms at least as favorable to, other similarly situated employees of Company as long as they are kept in force by Company and provided that each such individual meets the eligibility requirements and other terms, conditions and restrictions of the respective plans and programs. Company shall (unless otherwise prohibited by applicable law) credit Executive (or Executive's spouse or dependents, as applicable) with as many years of service as are necessary to (i) fully vest Executive (or Executive's spouse or dependents, as applicable) in such welfare plans or programs which are offered to Company's employees in general and are in existence on the Employment Commencement Date, and (ii) provide or make available to Executive (or Executive's spouse or dependents, as applicable) with the maximum benefit available under such welfare plans or programs which are offered to Company's employees in general and are in existence on the Employment Commencement Date.

         6.6 Company shall pay Executive's actual cost for any health coverage which Executive maintains for himself, his spouse or his dependents from sources other than those offered by Company.

         6.7 Company shall pay to Executive (or at Executive's direction to another recipient) an annual sum of Sixty Thousand Dollars ($60,000) to cover expenses related to certain individual insurance policies.

         6.8 Executive shall be entitled to four (4) weeks paid vacation during each year. Executive shall take vacations at such time or times as shall be approved by the Chairman of the Board, which approval shall not be withheld unreasonably.

         6.9 Company shall provide Executive with a fully furnished office comparable in size, furnishing and decorations to the office of other senior level executives employed by Company, and the facilities of Company shall be generally available to Executive in the performance of Executive's duties, it being understood that all equipment, supplies, secretarial staff and other office personnel required in the performance of Executive's duties shall be supplied by Company. In addition, Company shall furnish, equip and maintain a reasonably equipped office in each of Executive's residences.

         6.10 Company shall reimburse Executive for any reasonable legal, accounting, tax or similar expenses incurred by Executive related to the structure, negotiation or preparation of this Agreement and the resolution of any issues arising from either this Agreement or the Prior Agreement, including, but not limited to, issues related to state residency status and revising or updating Executive's estate, tax or financial plan as a result thereof.

         6.11 In addition to any amounts to be paid to Executive pursuant to
Section 6.10 hereof or otherwise pursuant to this Agreement, Company shall reimburse Executive (up to a maximum of Thirty Thousand Two Hundred Fifty Dollars ($30,250)) for any financial planning, tax (advice and return preparation), estate, legal or related costs incurred by Executive during the Term of Employment; provided, however, that the maximum amount of such reimbursement shall be increased by ten percent (10%) per Employment Year. In addition, any amount of such available reimbursement not utilized by Executive during any Employment Year may be carried forward into any succeeding Employment Year.

         6.12 Notwithstanding the foregoing, Company shall provide Executive with such additional welfare benefits and perquisites as Company may provide to its senior level executives in general at any time during the Term of Employment.

         6.13 All (i) benefits provided to Executive pursuant to the provisions of this Section 6, (ii) payments made to or on behalf of Executive pursuant to the provisions of this Section 6, or (iii) benefits imputed to Executive as a result of Executive's employment by Company, shall be grossed-up for the effect of any federal, state or local income or similar taxes that Executive may be required to pay as a result of receiving such benefits or payments or having such benefits imputed to Executive so that the net value of each of the foregoing fringe benefits provided to Executive by Company shall not be diminished by the payment of any federal, state or local income or similar taxes thereon by Executive; provided, however, that the maximum amount of such gross-up for any calendar year shall not exceed Seventy Eight Thousdand, One Hundred and Fifty Dollars ($78,150);(1) provided, further, however, that such amount shall be increased on


-----------------
(1) This amount was originally $75,000. Increase calculated by application of the CPI increae for last 2 years for Fort Lauderdale Metropolitan Area.

an annual basis by that percentage by which the Consumer Price Index for the Ft. Lauderdale, Florida area published by the United States government (the "Index") as of December 31 of the immediately preceding calendar year (the "Base Year") exceeds the Index as of the December 31 of the calendar year immediately preceding the Base Year. If publication of the Index is discontinued, the parties hereto shall accept comparable statistics on the cost of living for the Ft. Lauderdale, Florida area as computed and published by an agency of the United States government, or if no such agency computes and publishes such statistics, by any regularly published national financial periodical that does compute and publish such statistics. Notwithstanding the foregoing, such amount may be further increased at the discretion of the Board. For purposes of determining the amount of any additional payments to be made to Executive hereunder, (i) Executive shall be deemed to pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which such payment is to be made, (ii) Executive shall be deemed to pay applicable state and local income taxes in the jurisdictions in which Executive is subject to such taxes at the highest marginal rate of taxation for the calendar year in which such payment is to be made; and (iii) the fact that the additional payments themselves are or may be subject to tax shall be taken into account. All determinations required to be made under this Section 6.13, including whether any additional payments are required and the amount of such payments and the assumptions utilized in arriving at such determination, shall be made by an accounting firm jointly selected by Company and Executive. Such additional payments, if any, shall be made to Executive concurrently with the payment of the corresponding fringe benefit to or for the benefit of Executive or within a reasonable period of time (not to exceed twenty (20) Business Days) thereafter.

7. TERMINATION.

         7.1 TERMINATION BY COMPANY FOR CAUSE; RESIGNATION OF EXECUTIVE WITHOUT GOOD REASON. If Company believes that an event constituting Cause has occurred, Company may give Executive written notice of its intention to terminate this Agreement for Cause. The preceding sentence notwithstanding, Executive's employment shall not be deemed to have been terminated for Cause unless Company has given or delivered to Executive (i) reasonable notice setting forth the reasons for Company's intention to terminate Executive's employment for Cause; and (ii) if the event is capable of being cured, an opportunity to cure such event as provided in the definition of Cause. If this Agreement is terminated for Cause, the termination shall be effective as of the date Company's notice is given pursuant to clause (i) above, or such later date that may be specified in such notice as the termination date. In the event Executive's employment is terminated by Company for Cause, or in the event Executive resigns without Good Reason, Executive shall be entitled to the following, payable via wire transfer to an account designated by Executive on or prior to the date of termination or as soon as reasonably practical following the date of termination:

                  (a) unpaid Base Compensation earned or accrued at the rate in effect at the time of Executive's termination through the date of termination of Executive's employment;

                  (b) a pro rata performance bonus for the year in which employment terminates based on the performance of Company for the year during which such termination occurs or, if performance results are not available, based on the performance bonus paid to Executive for the prior year;

                  (c) reimbursement for covered expenses incurred by Executive but not yet reimbursed by Company provided that appropriate documentation is submitted within thirty (30) Business Days after Executive's employment terminates; and

                  (d) any other compensation and benefits to which Executive may be entitled under applicable plans, programs and other agreements of Company.

         7.2 TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. In the event Executive's employment is terminated by Company without Cause and not as a result of Disability or death, or in the event Executive terminates employment for Good Reason, Executive shall be entitled to receive from Company (i) the Termination Payment, and (ii) reimbursement for covered expenses incurred by Executive but not yet reimbursed by Company, payable via wire transfer to an account designated by Executive on the day of termination or as soon as reasonably practical following the day of termination.

         7.3 DEATH OR DISABILITY. If Executive dies or suffers a Disability during the Term of Employment, the Term of Employment and Executive's employment with Company shall terminate as of the date of death or Disability occurs. In the event of the termination of Executive's employment due to Executive's death or Disability, Executive or Executive's legal representatives, as the case may be, shall be entitled to receive a payment from Company equal to the sum of (i) unpaid Base Compensation earned or accrued at the rate in effect at the time of Executive's death or Disability through the date of Executive's death or Disability, (ii) a pro rata performance bonus for the year in which Executive's death or Disability occurs based on the performance of Company for the year during which such death or Disability occurs or, if performance results are not available, based on the performance bonus paid to Executive for the prior year, and (iii) reimbursement for covered expenses incurred by Executive but not yet reimbursed by Company, payable via wire transfer to an account designated by Executive or Executive's legal representatives within ten (10) Business Days of the date of termination.

         7.4 CONTINUING ELIGIBILITY. Notwithstanding the foregoing provisions of this Section 7, unless Executive is terminated for Cause, to the extent permitted by applicable law, Executive, Executive's spouse and Executive's dependents shall be eligible to participate in Company's group health plans without paying a premium until (i) the younger of Executive or Executive's spouse reaches the age of sixty-five (65) or becomes eligible (or is required) to participate in any government funded health care coverage, or (ii) such individual becomes eligible for coverage under another employer's group health plan, so long as such other coverage is substantially similar to or exceeds the coverage to be provided to Executive, Executive's spouse or Executive's dependents by Company's plans. In lieu of such coverage under Company's group health plans, Company may, in its sole discretion, provide such coverage through one or more insurance contracts or other arrangements.

8. CERTAIN ADDITIONAL PAYMENTS BY COMPANY.

         8.1 Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, distribution or other action by Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any additional payments required under this Section 8), (a "Payment") would be subject to an excise tax imposed by
Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by Executive with respect to any such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), Company shall make a payment to Executive (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Executive receives (or Company pays to the Internal Revenue Service on Executive's behalf) an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments, and Executive receives an amount equal to the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in Executive's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, and (ii) pay applicable state and local income taxes in the jurisdictions in which Executive is subject to such taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made.

         8.2 Subject to the provisions of Section 8.3, all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an accounting firm jointly selected by Executive and Company (the "Accounting Firm") which shall provide detailed supporting calculations both to Company and Executive within fifteen (15) Business Days (but in no event later than forty-five (45) Business Days) of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by Company. All fees and expenses of the Accounting Firm shall be borne solely by Company. Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by Company to Executive within five (5) Business Days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive's applicable federal income tax return would not result in the imposition of any penalty or interest. Any determination by the Accounting Firm shall be binding upon Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Company should have been made ("Underpayment"), consistent with the calculation required to be made hereunder. In the event that Company exhausts its remedies pursuant to this Section 8 and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Company to or for the benefit of Executive. Notwithstanding the foregoing, the failure of the Accounting Firm to adhere to any specific period set forth in this Section 8 shall not in any manner affect Executive's right to receive any Gross-Up Payment.

         8.3 Executive shall notify Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) Business Days after Executive is informed in writing of such claim and shall apprise Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the forty-five (45) Business Day period following the date on which it gives such notice to Company (or such shorter period ending on the date asserted by the Internal Revenue Service that any payment of taxes with respect to such claim is due). If Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                  (a) give Company any information reasonably requested by Company relating to such claim;

                  (b) take such action in connection with contesting such claim as Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Company;

                  (c) cooperate with Company in good faith in order effectively to contest such claim; and

                  (d) permit Company to participate in any proceedings relating to such claim;

provided, however, that Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses; and further provided that any settlement of such claim by Company shall be subject to the consent of Executive, which consent shall not be unreasonably withheld. Without limitation on the foregoing provisions of this Section 8.3, Company shall control (subject to Executive's consent, which consent shall not be unreasonably withheld) all proceedings taken in connection with such contest and may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Company shall determine; provided, however, that if Company directs Executive to pay such claim and sue for a refund, Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to the payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         8.4 If, after the receipt by Executive of an amount advanced by Company pursuant to Section 8.3, Executive becomes entitled to receive any refund with respect to such claim,

Executive shall (subject to Company's complying with the requirements of Section 8.3) promptly pay to Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by Company pursuant to Section 8.3, a determination is made that Executive shall not be entitled to any refund with respect to such claim and Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of twenty (20) Business Days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

9. INDEMNIFICATION.

         9.1 Company shall indemnify Executive to the fullest extent permitted by Delaware law against all costs, expenses, liabilities and losses (including, without limitation, attorneys' fees, judgments, fines, penalties, ERISA excise taxes, penalties and amounts paid in settlement) reasonably incurred by Executive in connection with a "Proceeding" (as defined herein). For the purposes of this Section 9, a "Proceeding" shall mean any action, suit or proceeding, whether civil, criminal, administrative or investigative, in which Executive is made, or is threatened to be made, a party to, or a witness in, such action, suit or proceeding by reason of the fact that he is or was an officer, director or employee of Company or is or was serving as an officer, director, member, employee, trustee or agent of any other entity at the request of Company. Notwithstanding any other provision of this Agreement, Company's obligation to indemnify Executive will survive the expiration or termination of this Agreement by either party for any reason.

         9.2 Executive shall promptly cause written notice of the commencement of any Proceeding of which he has knowledge which is covered by this indemnity to be forwarded to Company. Executive shall have the right, at his sole option and at the expense of Company, to be represented by counsel of his choice in such Proceeding, which must be reasonably satisfactory to Company, and to assume the defense of, negotiate, settle or otherwise deal with any Proceeding which relates to any losses indemnified against hereunder. If Executive elects to assume the defense of, negotiate, settle or otherwise deal with any Proceeding which relates to any losses indemnified against hereunder, he shall within five
(5) Business Days of receipt of written notice of the assertion of a Proceeding (or sooner, if the nature of the Proceeding so requires) notify Company of his intent to do so. If Executive elects not to defend against, negotiate, settle or otherwise deal with any Proceeding which relates to any losses indemnified against hereunder, or fails to notify Company of his election as herein provided, Company may defend against, negotiate, settle or otherwise deal with such Proceeding. If Company shall assume the defense of any Proceeding, Executive may participate, at his own expense, in the defense of such Proceeding; provided, however, that Executive shall be entitled to participate in any such defense with separate counsel at the expense of Company if, (i) so requested by Company to participate or (ii) in the reasonable opinion of counsel to Executive, a conflict or potential conflict exists between Executive and Company that would make such separate representation advisable. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Proceeding.

         9.3 Company shall advance to Executive all reasonable costs and expenses incurred in connection with a Proceeding within ten (10) Business Days after receipt by Company of a written request for such advance. Such request shall include an itemized list of the costs and expenses and an undertaking by Executive to repay the amount of such advance if ultimately it shall be determined that he is not entitled to be indemnified against such costs and expenses.

         9.4 The failure of Executive to give reasonably prompt notice of any Proceeding shall not release, waive or otherwise affect Company's obligations with respect thereto except to the extent that Company can demonstrate actual loss and prejudice as a result of such failure.

         9.5 Executive shall be entitled to indemnification under this Section 9 if Executive meets the standard of conduct specified under Delaware law. If Executive in fact meets the applicable standard of conduct, he shall be entitled to such indemnification whether or not Company (whether by the Board, the shareholders, independent legal counsel or other party) determines that indemnification is proper because he has met such applicable standard of conduct. Neither the failure of Company to have made such a determination nor a determination by Company that Executive has not met such applicable standard of conduct, shall create a presumption in any litigation, arbitration or similar proceeding commenced by Executive that Executive has not met the applicable standard of conduct.

         9.6 Company shall not settle any Proceeding or claim in any manner which would impose on Executive any penalty or limitation without Executive's prior written consent. Neither Company nor Executive will withhold consent to any proposed settlement unreasonably.

         9.7 Notwithstanding the foregoing, Company shall provide Executive with such additional or more favorable indemnification rights as Company may provide to any of its senior level executives or to any of its Board members at any time during the Term of Employment or thereafter.

         9.8 Company shall maintain a "claims-based" policy of directors' and officers' liability insurance in form reasonably satisfactory to Executive with coverage of at least $100,000,000 and a deductible not exceeding $250,000, which shall cover, among other provisions, claims made against Executive with respect to employment practices such as discrimination, wage claims or the like. In addition, Company, at Company's expense, will continue to provide such coverage to Executive or Executive's estate for a period of four (4) years after termination of Executive's employment for any reason. Such coverage may be provided, in Company's discretion, through continuation of Company's then current coverage for such period, the purchase of extended coverage by Company for such period, or the purchase of "tail" coverage by Company for such period.

10. COMPANY PROPERTY. All advertising, sales, manufacturers' and other materials or articles or information, including without limitation data processing reports, computer programs, software, customer information and records, business records, price lists or information, samples, or any other materials or data of any kind furnished to Executive by Company or developed by Executive on behalf of Company or at Company's direction or for Company's use or otherwise in connection with Executive's employment hereunder, are and shall remain the sole property of Company, including in each case all copies thereof in any medium, including computer tapes and other forms of information storage. If Company requests the return of such materials (whether or not containing confidential information) at any time during or at or after the termination of Executive's employment, Executive shall deliver all copies of the same to Company immediately.

11. NONCOMPETITION, TRADE SECRETS, ETC. In consideration of the employment of Executive by Company, Executive hereby agrees as follows:

         11.1 For so long as Executive remains an employee of Company and, unless and to the extent waived by the Chairman of the Board, in his sole discretion, for a period of eighteen (18) months after termination of Executive's employment with Company for any reason (other than termination by Company for Cause, in which event the foregoing eighteen (18) month time period shall be twelve (12) months, unless the Chairman of the Board, in his sole discretion, elects to extend such twelve (12) month period to eighteen (18) months) (the "Restricted Period"), Executive shall not directly or indirectly
(i) engage in (as a principal, shareholder, partner, director, officer, agent, employee, consultant or otherwise) or be financially interested in any business operating within any county within any state in the United States in which Company or any Affiliate conducts business or within any county adjoining any such county (the "Restricted Area"), which competes with Company or any Affiliate; provided, however, that nothing contained in this Section 11 shall prevent Executive from holding or owning (directly or indirectly) for passive investment no more than ten percent (10%) of any class of equity securities of a company whose securities are publicly traded on a national securities exchange or in a national market system; or (ii) induce or attempt to influence any employee, customer, independent contractor or supplier of Company or any Affiliate to terminate employment or any other relationship with Company or any Affiliate. Executive acknowledges that Company and its Affiliates intend to expand the areas in which they conduct business. The Chairman of the Board shall notify Executive in writing (i) within thirty (30) Business Days of Executive's termination whether all or any part of the Restricted Period is being waived and
(ii) not less than thirty (30) Business Days prior to the end of the twelve (12) month Restricted Period for Cause, whether such period is being extended by six
(6) months.

         11.2 Executive shall not use for Executive's personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than Company, any "Confidential Information," which term shall mean any information regarding the business methods, business policies, policies, procedures, techniques, research or development projects or results, historical or projected financial information, budgets, trade secrets, or other knowledge or processes of or developed by Company or any names and addresses of customers or clients or any data on or relating to past, present or prospective Company customers or clients or any other confidential information relating to or dealing with the business operations or activities of Company, made known to Executive or learned or acquired by Executive while in the employ of Company, but Confidential Information shall not include information otherwise lawfully known generally by or readily accessible to the trade or the general public. The foregoing provisions of this Section 11.2 shall apply during and after the period when Executive is an employee of Company and shall be in addition to (and not a limitation of) any legally applicable protections of Company's interest in confidential information, trade secrets and the like.

         11.3 Any and all writings, inventions, improvements, processes, procedures and/or techniques which Executive may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time when Executive is an employee of Company, whether or not during working hours and whether or not at the request or upon the suggestion of Company, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of Company. Executive shall make full disclosure to Company of all such writings, inventions, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in Company. Executive shall write and prepare all specifications and procedures regarding such inventions, improvements, processes, procedures and techniques and otherwise aid and assist Company so that Company can prepare and present applications for copyright or Letters Patent therefor and can secure such copyright or Letters Patent wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyright or patents so that Company shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. Executive shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, inventions, improvements, processes, procedures and techniques.

         11.4 Executive acknowledges that the restrictions contained in the foregoing Sections 11.1, 11.2 and 11.3, in view of the nature of the business in which Company is engaged, are reasonable and necessary in order to protect the legitimate interests of Company, that their enforcement will not impose a hardship on Executive or significantly impair Executive's ability to earn a livelihood, and that any violation thereof would result in irreparable injuries to Company. Executive therefore acknowledges that, in the event of Executive's violation of any of these restrictions, Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Company may be entitled.

         11.5 If the Restricted Period or the Restricted Area specified in
Section 11.1 above should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such amount or the area shall be reduced by the elimination of such portion or both such reductions shall be made so that such restrictions may be enforced for such time and in such area as is adjudged to be reasonable. If Executive violates any of the restrictions contained in the foregoing Section 11.1, the Restricted Period shall be extended by a period equal to the length of time from the commencement of any such violation until such time as such violation shall be cured by Executive to the satisfaction of Company. Company shall have the right and remedy to require Executive to account for and pay over to Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any transactions constituting a breach of this Section 11, and Executive shall account for and pay over such amounts to Company upon Company's request therefor. Executive hereby expressly consents to the jurisdiction of any court within the Restricted Area to enforce the provisions of this Section 11, and agrees to accept service of process by mail relating to any such proceeding. Company may supply a copy of Section 11 of this Agreement to any future or prospective employer of Executive or to any person to whom Executive has supplied information if

Company determines in good faith that there is a reasonable likelihood that Executive has violated or will violate such Section.

         11.6 During the Restricted Period, the following provisions shall apply:

                  (a) If Executive's employment is terminated by Company for Cause, no compensation shall be payable or benefits provided to Executive during the Restricted Period, unless the Chairman of the Board elects to extend the Restricted Period by six (6) months, in which event Company shall be obligated during such six (6) month extension to (i) pay Executive Base Compensation and Incentive Compensation as if Executive remained employed by Company during such six (6) month period, and (ii) provide all of the welfare benefits to Executive that Company would have provided as if Executive remained employed by Company during such period, unless Company is prohibited from providing such benefits pursuant to applicable law.

                  (b) If Executive's employment is terminated for any reason other than death, Disability or for Cause, Company shall continue to (i) pay Executive during the Restricted Period, except with respect to any part of the Restricted Period that has been waived by the Chairman of the Board, Base Compensation and Incentive Compensation as provided herein as if Executive remained employed by Company during the Restricted Period, and (ii) provide all of the benefits to Executive that Company would have provided pursuant to
Section 6 (but excluding Section 6.1), as if Executive remained employed by Company during the Restricted Period, unless Company is prohibited from providing such benefits pursuant to applicable law.

                  (c) Notwithstanding the foregoing provisions of this Section 11.6, Company may pay to Executive the cash equivalent of any benefit which Company is otherwise obligated to provide Executive in lieu of providing such benefit. The amount of cash which is equivalent to the providing of any such benefit shall be determined by a qualified third party jointly selected by Company and Executive.

12. PRIOR AGREEMENTS. Executive represents to Company: (a) that there are no restrictions, agreements or understandings, oral or written, to which Executive is a party or by which Executive is bound that prevent or make unlawful Executive's execution or performance of this Agreement; and (b) none of the information supplied by Executive to Company or any representative of Company or placement agency in connection with Executive's employment by Company misstated a material fact or omitted information necessary to make the information supplied not materially misleading.

13. NO MITIGATION; NO OFFSET. In the event of any termination of Executive's employment under this Agreement, Executive shall be under no obligation to seek other employment, and there shall be no offset against amounts due under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

14. NO SET-OFF. Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Company or any other member of the Consolidated Group may have against Executive or others.

15. MISCELLANEOUS.

         15.1 BINDING NATURE OF AGREEMENT. This Agreement is personal to Executive and without the prior written consent of Company shall not be assignable by Executive except that the post-employment benefits may be assigned by will or the laws of descent and distribution or except as otherwise provided herein. This Agreement shall inure to the benefit of and be enforceable by Executive's heirs and legal representatives. This Agreement shall inure to the benefit of and be binding upon Company and its successors and assigns, except that Company may not assign its obligations under this Agreement without the written consent of Executive except in connection with a merger, consolidation, asset sale or other transaction involving the sale or other transfer of all or substantially all of the business and assets of Company, but only if the successor or assignee executes and delivers to Executive an instrument reasonably acceptable to Executive pursuant to which the successor or assignee assumes all of Company's obligations hereunder and further provided that Executive's acceptance of such instrument regarding the merger, consolidation, asset sale or other transaction shall not in any way affect Executive's rights hereunder, including, without limitation, Executive's right to resign for Good Reason. Upon Company's successor or assignee delivering the foregoing assumption instrument to Executive, Company shall be relieved of its obligations hereunder except for those accrued through the effective date of the assignment of Company's obligations hereunder. Notwithstanding any assumption of Company's obligations hereunder by a successor to Company's business, Company shall remain bound to its obligations hereunder to the extent that such obligations are not performed or discharged by such successor.

         15.2 PROVISIONS SEPARABLE. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part, unless the absence of such invalid or unenforceable provision materially alters the rights or obligations of either party hereto.

         15.3 ENTIRE AGREEMENT. This Agreement (including the Background Section hereof) contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, including, without limitation, the Prior Agreement, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

         15.4 NOTICES. All notices, requests, consents, and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, by overnight courier such as Federal Express, or by confirmed facsimile transmission with a hard copy deposited in first class mail the same day or the following day, as follows (or to such other address as either party shall designate by notice in writing to the other):

                                    If to Company:
                                    Technical Olympic USA, Inc.
                                    4000 Hollywood Blvd., Suite 500-N

                                    Hollywood, Florida  33021
                                    Attn: Constantine Stengos, Chairman of the
                                          Board
                                    Telephone Number: (954)364-4000
                                    Facsimile Number: (954)364-4010

                                    With a copy to:

                                    Technical Olympic USA, Inc.
                                    4000 Hollywood Blvd., Suite 500-N
                                    Hollywood, Florida  33021
                                    Attn: Patricia Petersen, General Counsel
                                    Telephone Number: (954)364-4000
                                    Facsimile Number: (954)364-4010

                                    Technical Olympic S.A.
                                    20 Solomou Street
                                    Ano Kalamaki
                                    Athens  17456  Greece
                                    Attn: George Stengos or Andreas Stengos
                                    Telephone Number:  (011) 30 1 996-9700
                                    Facsimile Number:   (011) 30 1 995-5586

                                    If to the Executive:

                                    Antonio B. Mon
                                    3200 North Ocean Blvd., #1109
                                    Ft. Lauderdale, Florida  33308
                                    Telephone Number: (954)568-4346 and
                                                      (954)232-7776
                                    Facsimile Number: (954)568-6727

                                    and

                                    Technical Olympic USA, Inc.
                                    4000 Hollywood Blvd., Suite 500-N
                                    Hollywood, Florida  33021
                                    Attn: Antonio B. Mon, CEO
                                    Telephone Number: (954)364-4000
                                    Facsimile Number: (954)364-4010

                                    With a copy to:

                                    Michael S. Harrington, Esq.
                                    Fox Rothschild, LLP
                                    Eagleview Corporate Center
                                    P.O. Box 673
                                    760 Constitution Drive
                                    Exton, PA  19341

                                    Telephone Number: (610)458-4957
                                    Facsimile Number: (610)458-7337

         15.5 GOVERNING LAW; FORUM; LEGAL FEES. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida applicable to agreements made and to be performed entirely in Florida. Any action or suit related to this Agreement shall be brought in the state or federal courts sitting in Ft. Lauderdale, Florida. Each party hereto irrevocably agrees to service of process by certified mail, return receipt requested to the address of such party set forth herein. If a party initiates legal proceedings to enforce this Agreement, the non-prevailing party in the proceedings shall pay to the prevailing party, upon demand, all costs and expenses, (including reasonable legal fees and costs) incurred by the prevailing party as a result of the proceedings (i.e., "loser pays").

         15.6 DECISIONS BY CHAIRMAN OF THE BOARD. It is understood and agreed that any action taken or decision rendered by the Chairman of the Board hereunder shall be deemed to be duly authorized by and binding on Company, except to the extent Executive has actual knowledge that such action or decision by the Chairman is contrary to any action or decision of the Board. Executive shall be entitled to rely exclusively upon the provisions of this Section 15.6 without requiring Executive to verify or investigate the authority of the Chairman of the Board to render such decision. Except as provided above, Company hereby waives any defenses or other remedies that may be available against Executive to negate or disaffirm any action or decision of the Chairman of the Board hereunder.

         15.7 HEADINGS. The article and section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         15.8 AMENDMENT. This Agreement may be amended, modified, superseded, canceled, renewed, or extended and the terms or covenants of this Agreement may be waived, only by a written instrument executed by both of the parties, or in the case of a waiver, by the party waiving compliance.

         15.9 WAIVER. The failure of either party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

         15.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

         15.11 WITHHOLDING. Company shall withhold from all payments hereunder all taxes that Company is required by law to withhold with respect to compensation and benefits paid or provided to Executive.

                            [signature page follows]

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                       Technical Olympic USA, Inc.


                                       By: /s/ KONSTANTINOS STENGOS
                                           -------------------------------------
                                           Konstantinos Stengos,
                                           Chairman of the Board



                                           /s/ ANTONIO B. MON
                                           -------------------------------------
                                           Antonio B. Mon

                                  Attachment A

                            Boards, Committees, etc.


HomeEarth.com, Inc., a Delaware corporation, Investor and Advisory Board Member

University of Vermont - Vice Chairman Scholarship Fund Committee

Christian Brothers Academy - Trustee

Boy Scouts of America, Western Region - Member Advisory Board (ends March 31,
2002)

California Big Brothers of America - Honorary Trustee

                                  Attachment B

                                 Bonus Schedule

                           TECHNICAL OLYMPIC USA, INC.




Antonio B. Mon
3200 North Ocean Blvd., #1109
Ft Lauderdale, FL  33308

         Re:  Grant of Annual Cash Incentive Awards

Dear Mr. Mon:

         I am pleased to inform you that the Compensation Committee of the Board of Directors of Technical Olympic USA, Inc. (the "Company") has granted you Performance Awards under the Company's Annual and Long-Term Incentive Plan (the "Plan") with respect to each calendar year of your employment with the Company (each, a "Bonus Year"). The terms and conditions of these grants, each of which is in two components, are as follows:

I.       First Award

         A.       Basic Bonus

                  1. If the Company's Return on Equity ("ROE") for the applicable Bonus Year is 6% or less, no Basic Bonus shall be payable for such Bonus Year. As used herein, "ROE" means Net Income (as defined below), divided by the average of the shareholders' total equity as of the beginning of the first day of the fiscal year and the end of each month of such fiscal year.

                  2. If the Company's ROE for the Bonus Year is in excess of 6%, but not in excess of 15%, you shall be paid a Basic Bonus equal to the product of (i) 2.0% and (ii) the Company's Net Income for such Bonus Year in excess of 6%, but not in excess of 15%. As used herein, "Net Income" means the Company's net income for the fiscal year excluding extraordinary items, the impact of any changes in accounting principles, and the charges for annual cash incentive awards hereunder to you.

                  3. If the Company's ROE for the Bonus Year is in excess of 15%, you shall be paid an additional Basic Bonus, i.e., in addition to that amount payable under 2 above, equal to the product of (i) 3.25% and (ii) the Company's Net Income for such Bonus Year in excess of 15%.

                  4. Subject to Paragraph C below, the Basic Bonus earned shall be paid in cash following the Bonus Year as provided in Section III.

         B.       Kicker Bonus

                  1. If the Company's Net Income for the applicable Bonus Year exceeds the average of the Net Income for the three years immediately preceding the applicable Bonus Year, you shall be paid a Kicker Bonus equal to the product of (i) 1.5% and (ii) the amount of the Net Income for such Bonus Year in excess of such three-year average Net Income. If the Company has a net loss in any of the three years immediately preceding the applicable Bonus Year, such net loss year(s) shall be treated as a zero in calculating the average Net Income for the applicable three-year period. With respect to Bonus Years 2003 and 2004, the Company's pro forma net income for 2001 shall be used in the calculation of the average of net income over the preceding three years. All calculations under this Agreement shall be based on the certified audited financial statements of the Company.

                  2. Subject to Paragraph C below, the Kicker Bonus earned shall be paid in cash following the Bonus Year as provided in Section III.

         C.       Basic and Kicker Bonus Annual Cash Limits

                  If for any Bonus Year either the Basic Bonus or the Kicker Bonus individually would exceed $3 million, or the sum of the two bonuses would exceed $3 million, then payment of all such amounts in excess of $3 million (the "Excess Amount") shall be deferred (without interest) and paid or forfeited as follows:

                  1. One-third of the Deferred Amount shall vest on each of the next three anniversaries of the end of the applicable Bonus Year and shall be paid to you following each vesting date.

                  2. Notwithstanding the foregoing, but subject to subparagraph 3 below, any Deferred Amount shall vest in full upon your death, termination of employment due to your "Disability", termination by the Company other than for "Cause", your termination for a "Good Reason" (as such terms are defined in the Employment Agreement between you and the Company of even date herewith (the "Employment Agreement")) or termination of the Employment Agreement on December 31, 2008 and shall be paid to you or your legal representative within twenty (20) business days of such event.

                  3. If your employment with the Company terminates for any reason other than as provided in subparagraph 2 above, all Deferred Amounts then remaining hereunder shall be immediately forfeited; provided, however, that the Company shall pay to you a pro-rata performance bonus for the year of termination, as more fully set forth in Section 7(b) of the Employment Agreement.

II.      Second Award

         If the Company's ROE for the applicable Bonus Year is 6% or higher, you shall be paid a cash bonus following the end of such Bonus Year as provided in
Section III of 37.5% of your annual rate of base salary as in effect at the beginning of the Bonus Year, subject to a reduction in such bonus percentage, in the Committee's sole discretion, based on the level of achievement in the Bonus Year of one or more performance goals to be established by the Compensation Committee prior to the beginning of such Bonus Year; provided, however, the Committee may not reduce the bonus percentage otherwise payable to a lower percentage of your base salary than that indicated by the Minimum Bonus Percentage below for the level achieved. Such goals, when established for such a Bonus Year (which may be after the date of this Agreement), shall be attached to this Agreement as Attachment A and shall be made a part hereof.

                       Level of                                Minimum
                      Achievement                         Bonus Percentage
                      -----------                         ----------------

              Maximum (1.5 x Target)                            37.5%
              Target                                            25.0%
              Threshold (0.5 x Target)                          12.5%
              Below Threshold                                    0%

For results between Maximum and Target and between Target and Threshold, the percentage shall be determined by linear interpolation between the two applicable percentages.

III.     Calculations and Payments

         All calculations under this Agreement shall be made by an independent accounting firm jointly selected by the Company and you. In performing such calculations, appropriate adjustments shall be made by such accountants for any change in accounting standards required by the FASB after the beginning of a Bonus Year. No payment shall be made until the Committee certifies the results of such calculations, but in no event shall any such certification and payment be made later than thirty (30) business days following the receipt by the Company of the calculations from the accounting firm for the applicable Bonus Year.

IV.      General

                  1. Notwithstanding any other provisions of the Plan or this Agreement to the contrary, if you terminate your employment on or following a Change of Control (as defined in the Employment Agreement) and such termination occurs during a Performance Period, such Performance Period shall end as of the date of such termination and no further Performance Periods shall begin after such date.

                  2. Nothing in this Agreement or the Plan shall confer any right on you to continue employment with the Company or its Affiliates nor restrict the Company or its Affiliates from termination of your employment relationship at any time.

                  3. In the event of a conflict between the terms of this Agreement and the Plan, the Plan shall be the controlling document. Terms defined in the Plan are used herein with the same meaning.

                  4. These grants are contingent upon the approval of the Plan by the shareholders of the Company within 12 months after the date the Plan was adopted by the Board of Directors of the Company.

                  5. Notwithstanding any provision of this Agreement or the Plan to the contrary, in no event shall the Company or the Committee make any change to the Plan or take any action authorized pursuant to the Plan which degrades or adversely affects in any manner the rights of Employee hereunder, unless Employee consents thereto in writing.

         Please return an executed copy of this Agreement to the undersigned. The additional copy of this Agreement is for your records.

TECHNICAL OLYMPIC USA, INC.

By: /s/ Konstantinos Stengos
    --------------------------------
Name:  Konstantinos Stengos
Title: Chairman of the Board

AGREED AND ACCEPTED:

ANTONIO B. MON

/s/ Antonio B. Mon
-------------------------------------

Date: JANUARY 3, 2004

                                  Attachment C

                         Form of Stock Option Agreement



                       OPTION OR OTHER EQUITY GRANT TERMS

The grant of equity described in Section 5.5 of the Amended and Restated Employment Agreement shall, in addition to the terms described in such Section 5.5, include the following minimum terms:

         o Grant shall be of, or the right to purchase, shares of Class A common stock, par value $.01 of Technical Olympic USA, Inc. (the "Company").

         o Grant shall be irrevocable and shall be made pursuant to the Company's Annual and Long-Term Incentive Plan (the "Plan"), as the Plan may be amended or modified from time to time.

         o In the event that grant consists of options, such will be fully vested and exercisable on or after the 1 year anniversary of the grant date, and will have a 10 year exercise term. Such option grant would also provide for immediate vesting and shortened exercise terms in the event of Executive's death or termination of employment, which shortened exercise terms will be consistent with those granted to Executive in prior option grants.

         o In the event that grant consists of restricted stock, such will contain restrictions that lapse no later than 1 year from the grant date, together with such other terms consistent with those grants to Directors of the Company pursuant to Company policy.

         o Grant shall contain such other general terms and conditions consistent with those set forth in the Plan and with those granted to Executive in prior option grants.